UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Form 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 30, 2004
15:

CROWN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	0-17480 (Commission File Number)	84-1097086 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant's telephone number, including area code: Registrant's facsimile number, including area code:	(303) 534-1030 (303) 534-1809

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

142:

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 30, 2004, we amended our agreement (the "Acquisition Agreement") with Kinross Gold Corporation (Kinross) to extend to May 31, 2005 the date on which either party may terminate the Acquisition Agreement if the acquisition contemplated therein has not closed. Prior to the amendment, the date had been December 31, 2004. The Acquisition Agreement provides, subject to its terms and conditions, for the acquisition of Crown by Kinross and the receipt by Crown stockholders of 0.2911 Kinross Common Shares for each share of Crown Common Stock. In the amendment, the parties also agreed to waive certain conditions to closing. A copy of the Amendment has been included as Exhibit 10.1 to this Report.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Concurrently with the amendment referred to in Item 1.01, we agreed to sell to Kinross and Kinross agreed to purchase from us 511,640 newly issued shares of our Common Stock for $1.9545 per share or $1,000,000 in the aggregate. The closing of the sale is expected to occur on or about January __, 2005. We expect to sell the Common Stock in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, based on our belief that the sale does not involve a distribution. Kinross will receive restricted stock in the offering. We expect to use the proceeds of this offering to pay for permitting costs related to our Buckhorn Mountain property. The Stock Purchase Agreement relating to the above-described purchase is filed as Exhibit 10.2 to this Report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Exhibit Description

10.1	Third Amendment to Acquisition Agreement and Agreement and Plan of Merger
10.2	Stock Purchase Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 30, 2004

Crown Resources Corporation

By:	/s/ Christopher E. Herald

Christopher E. Herald President and CEO

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Third Amendment to Acquisition Agreement and Agreement and Plan of Merger
10.2	Stock Purchase Agreement